EXHIBIT 7

WAIVER

WAIVER (this “Waiver”) dated as of August 12, 2013 with respect to the Settlement Agreement, dated March 13, 2013 (the “Settlement Agreement”), by and among the entities listed on Schedule A hereto (collectively, the “TPG-Axon Group”, and each individually a “member” of the TPG-Axon Group) and SandRidge Energy, Inc., a Delaware corporation (the “Company”).

The parties hereto agree as follows:

Section 1. Defined Terms. Unless otherwise specifically defined herein, each term used herein which is defined in the Settlement Agreement has the meaning assigned to such term in the Settlement Agreement.

Section 2. Limited Waiver. At the request of the Company, the TPG-Axon Group hereby waives the application of Section 1(h) of the Settlement Agreement for the purpose of appointing James Bennett, the Company’s Chief Executive Officer, to the Board. The waiver granted pursuant to this Section 2 shall be limited precisely as written and shall not extend to any attempt to increase the size of the Board (other than as a direct result of Mr. Bennett’s appointment) during the Restricted Period. For the avoidance of doubt, if any member of the Board (including Mr. Bennett) resigns or is removed, the Board will be limited to 9 members.

Section 3. Governing Law. This Waiver shall be governed in all respects, including without limitation validity, interpretation and effect, by the laws of the State of Delaware applicable to contracts executed and to be performed wholly within such state without giving effect to the choice of law principals of such state.

Section 4. Counterparts. This Waiver may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Waiver to be duly executed as of the date first above written.

SandRidge Energy, Inc.

By: /s/ Philip T. Warman

Name: Philip T. Warman

Title: Senior Vice President and General Counsel

TPG-Axon Partners, LP

By: TPG-Axon Partners GP, L.P., its general partner

By: TPG-Axon GP, LLC, its general partner

By: /s/ Dinakar Singh

Name: Dinakar Singh

Title: Chief Executive Officer

TPG-Axon Management LP

By: TPG-Axon GP, LLC, its general partner

By: /s/ Dinakar Singh

Name: Dinakar Singh

Title: Chief Executive Officer

TPG-Axon Partners GP, L.P.

By: TPG-Axon GP, LLC, its general partner

By: /s/ Dinakar Singh

Name: Dinakar Singh

Title: Chief Executive Officer

TPG-Axon GP, LLC

By: /s/ Dinakar Singh

Name: Dinakar Singh

Title: Chief Executive Officer

TPG-Axon International, L.P.

By: TPG-Axon International GP, LLC, its general partner

By: /s/ Dinakar Singh

Name: Dinakar Singh

Title: Chief Executive Officer

TPG-Axon International GP, LLC

By: /s/ Dinakar Singh

Name: Dinakar Singh

Title: Chief Executive Officer

Dinakar Singh LLC

By: /s/ Dinakar Singh

Name: Dinakar Singh

Title: Managing Member

SCHEDULE A

TPG-Axon Partners, LP

TPG-Axon Management LP

TPG-Axon Partners GP, L.P.

TPG-Axon GP, LLC

TPG-Axon International, L.P.

TPG-Axon International GP, LLC

Dinakar Singh LLC